Exhibit 99.1

                            [LOGO] American Financial
                                  Realty Trust

Muriel Lange                                           Anthony DeFazio
Investor Relations                                     Media Relations
(215) 887-2280 (X3620)                                 (215) 887-2280 (X2919)
Email: mlange@afrt.com                                 Email: adefazio@afrt.com

                    AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
                           2005 THIRD QUARTER RESULTS

JENKINTOWN, Pa., October 28, 2005 - American Financial Realty Trust (AFR) (NYSE:
AFR), reported revenues for the quarter were $146.6 million, an increase of 10.0% over second quarter 2005 revenues and an increase of 80.7% over revenues of $81.1 million reported in the third quarter of 2004. Revenues for the nine months ended September 30, 2005 increased 89.0% to $405.5 million from the comparable period in 2004.

The Company reported third quarter adjusted funds from operations ("AFFO") of $33.3 million (including gains on sales of assets), representing an increase of $2.8 million or 9.2% from the $30.5 million reported during the second quarter of 2005 and an increase of 10.4% from $30.2 million reported in the third quarter of 2004. AFFO for the period was derived primarily from core real estate operations, as property net operating income increased $6.2 million or 9.2% between the second and third quarters of 2005. Gains on sales of real property of $1.7 million further contributed to AFFO performance in the third quarter of 2005.

For the nine months ended September 30, 2005 AFFO was $93.5 million, an increase of 6.1% over the $88.1 million reported for the corresponding period in 2004.

Highlights

o Acquisitions and Leasing: Acquired 31 properties totaling approximately 1,012,000 rentable square feet for a net purchase price of approximately $322.2 million. New leasing totaled over 395,000 square feet, including one lease of a 150,000 square foot operations center previously among the Company's top ten vacancies.

o Relationship Building: Introduced a new Community Banking Program through a strategic alliance with Bank Property Advisors, LLC ("BPA"), a Chicago-based company, to enhance AFR's bank branch holdings and leasing to community banks.

o Dispositions: Disposed of 14 non-core properties aggregating approximately 165,000 square feet for net proceeds of $9.1 million and a net gain of approximately $1.7 million.

o Balance Sheet Initiatives: Renewed and increased by $100 million an existing Secured Line of Credit ("LOC") agreement with Deutsche Bank AG, Cayman Islands Branch providing a total borrowing limit of $400 million.

Commenting on the quarter, Nicholas S. Schorsch, president and chief executive officer of American Financial Realty Trust stated, "Solid third quarter performance is the result of strong property and financial management. The 10% growth in AFFO for the quarter reflects the full effect of current quarter acquisition closings, plus the impact from earlier closing of acquisitions executed in the second quarter." He added, "While focused on our core
operations,   we  are  also  focused  on  the  changing  economic   environment,
refinancing in advance of our 2006 financing needs while identifying opportunities to enhance free cash flow."

2005 Third Quarter Results

The Company reported adjusted funds from operations ("AFFO")(1) of $33.3 million in the third quarter of 2005. For the three months ended September 30, 2005 the Company's weighted average diluted common shares and Operating Partnership units outstanding totaled 131.3 million.

The Company reported a net loss of $25.4 million, or $(0.20) per share for the third quarter of 2005, compared with a net loss of $10.0 million or $(0.09) per share reported in the third quarter of 2004 and a net loss of $25.2 million or $(0.21) in second quarter 2005. Year to date September 30, 2005 the net loss is $72.7 million or $(0.62) per share. The Company's net losses are largely attributable to non-cash depreciation and amortization charges from continuing operations, which totaled $48.2 million in the third quarter of 2005.

Funds from operations ("FFO")(2), including gains on sales of assets, was $18.9 million, or $0.14 per share, an increase of $6.1 million over the second quarter of 2005, when FFO was $12.9 million or $0.10 per share and an increase of $1.9 million or 11.2% from $17.0 million reported in the third quarter of 2004. Excluding gains, FFO, computed in accordance with the definition of the National Association of Real Estate Investment Trusts ("NAREIT FFO"),(3) was $17.2 million.

EBITDA grew by 19.4% over the second quarter of 2005 and by more than 63% over the same period in 2004. The improvement over second quarter ($10.6 million) was due primarily to higher property net operating income ($6.2 million) and lower costs ($4.5 million) associated with severance costs recognized in the second quarter of 2005. The operating margin (EBITDA

----------
(1) The Company calculates AFFO by subtracting from or adding to FFO (i) non-real estate related depreciation and amortization, (ii) amortized portion of capital expenditures that were amortized during the period (e.g., leasing commissions and tenant improvement allowances), (iii) straightlining of rents and fee income, and (iv) amortization of various deferred costs. The SEC classifies AFFO as a non-per share reportable statistic and as such the Company does not report AFFO on a per share basis. Please see the section that follows on "Non-GAAP Financial Measures" for a further description of the Company's use of NAREIT FFO, FFO and AFFO.

(2) The Company calculates FFO pursuant to an alternative definition that includes both gains and losses resulting from, and impairments taken in anticipation of, the sale of real estate property. The Company includes gains and losses from property sales in its definition of FFO because it believes that strategic disposition of properties is a significant component of its business model and that gains (and losses) from property sales, as well as impairments taken in anticipation of such sales, demonstrate (in part) the Company's execution of its business model. The Company also believes that an inclusive presentation of gains, losses and impairments in FFO more accurately reflects the Company's overall performance. The Company's definition of FFO differs from NAREIT FFO only with respect to its treatment of gains and losses from property sales.

(3) NAREIT FFO is defined as net income (loss) before minority interest, in our operating partnership (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and gains (or losses) from sales of property, less any impairments of asset values at cost (unrealized loss), plus real estate related depreciation and amortization
(excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures.

divided by total revenues) for the period was 44.5%. On an unadjusted cash basis, the operating margin was 47.3% for the third quarter of 2005.

MG&A expenses were generally flat on a dollar basis as compared to the second quarter 2005, and were up marginally, $0.3 million over third quarter 2004 on a dollar basis. As a percentage of total revenues, MG&A declined from 6.3% of total revenues in the second quarter to 5.8% in the third quarter, an improvement of 8.6% on a relative basis. As a percentage of revenues over the comparable quarter in 2004, MG&A declined from 10.1% to 5.8% in the third quarter, an improvement of 42.6% on a relative basis.

2005 Third Quarter Dividend

AFR declared a quarterly dividend for shareholders of beneficial interest of $0.27 per share for the third quarter of 2005. The dividend was paid on October 17, 2005 to shareholders of record on October 3, 2005. At the same time, the Company's Operating Partnership paid a distribution of $0.27 per unit to Operating Partnership unit holders.

2005 Third Quarter Acquisitions

The Company acquired 31 properties totaling approximately 1,012,000 rentable square feet for total purchase price of approximately $322.2 million. The 31 properties consisted of 22 bank branches and the assumption of seven leasehold interests as well as two office properties. In total, third quarter acquisitions are expected to generate leveraged cash yields in the 11-12% range. The
following   recaps  the   Company's   third   quarter  2005  office  and  branch
acquisitions:

o Sale Leaseback - Credit Card Center, Sioux Falls, South Dakota. Acquired a 158,000 square foot operations center 100% leased through 2013 to a subsidiary of HSBC Holdings, plc, on a net lease basis. The property was acquired for a gross purchase price of $24.7 million and was financed using a combination of proceeds from the Company's May 2005 public offering and the assumption of $15.8 million mortgage bearing a fixed interest rate of 6.55%. The Company expects that it will achieve an average capitalization rate of 8.70%.

o Landlord of Choice - Fireman's Fund Insurance Company National Headquarters. Acquired a three-building Class `A' office complex aggregating more than 710,000 square feet serving as the national headquarters of Fireman's Fund Insurance Company in Novato, California, for approximately $283.6 million. The property is 100% leased on a net lease basis through 2018. The transaction was financed with funds generated from its recent equity offering, and approximately $190.7 million in secured indebtedness bearing an effective interest rate of 5.27% (net of hedging activity). The Company anticipates it will achieve an average capitalization rate of 7.82%.

o Formulated Price Contracts - Bank Branch Acquisitions. Completed the acquisition of 22 bank branches and seven branch leasehold interests totaling approximately $13.9 million. These properties were acquired vacant under AFR's existing contracts with Bank of America, N.A., and Wachovia Bank, N.A. As of the date of this release, we have leased, or have under negotiations, ten properties with an annual rent of $1.3 million and have sold, or have under agreement to sell, four properties that have a gross sale price of $2.1 million and an expected gain of $0.24 million.


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

Strategic Relationship Initiatives

o Community Banking. AFR introduced a new Community Banking Program designed to help local community banks more effectively utilize their real estate assets. Through a strategic alliance with Bank Property Advisors, LLC ("BPA"), a Chicago-based company focused exclusively on developing customized sale leaseback solutions for community banks and thrifts, AFR intends to expand its brand. The initiative will use BPA's existing advisory relationships in the community banking sector to identify new bank properties that American Financial can acquire from, and lease back to, community banks to expand AFR's core branch portfolio.

2005 Third Quarter Dispositions

During the quarter, the Company disposed of 14 properties, including two leaseholds, aggregating approximately 165,000 square feet, including approximately 95,000 square feet of vacant or soon to become vacant space. Thirteen of the properties had an aggregate net property operating loss, of approximately $0.4 million year to date. The remaining property, a 13,000 square foot branch location, was sold opportunistically to a developer for a gain of approximately $1.0 million. Net proceeds resulting from these dispositions were $9.1 million, generating a net gain of approximately $1.7 million, net of impairments.

Year to date, 79 properties and 6 leasehold interests have been sold, aggregating approximately 1.5 million square feet, 1.0 million of which was vacant or soon to become vacant space. These dispositions have generated net proceeds of approximately $66.7 million, eliminating year to date property operating loss of $1.5 million from future periods.

"We have made progress in repositioning and disposing our non-core assets. We anticipate disposing of two repositioned assets for a total gain of $6 million that due to conditions outside our control did not close in the third quarter. These assets demonstrate that our ability to create value in our portfolio will make a sufficient contribution to achieving the anticipated gains of approximately $8.5 to $12 million for the fourth quarter" said Glenn Blumenthal, executive vice president and chief operating officer. He added, "These repositioned assets provide a meaningful source of recyclable capital."

Leasing Activity

Reporting on a "same store"  basis  (those  properties  owned as of December 31,
2003), the portfolio occupancy increased by 1.1%, to 91% at September 30, 2005. The improvement in same store occupancy was derived from the lease up of 313,000 square feet of new tenancy. Over the next twelve months, taking into consideration free rent, concessions and construction build out, this leasing is expected to contribute $1.5 million in net operating income. New leasing activity included a 150,000 square foot lease for the Miami Lakes Operation Center, which had previously been reported among the Company's top ten vacancies.

In the third quarter of 2005, same store property net operating income declined $1.3 million compared to the second quarter of 2005 principally due to scheduled and early lease terminations. Revenue on the new leasing activity should begin to be reflected in fourth quarter property net operating income and ramp up over the succeeding three quarters.

Total net property operating income increased $6.2 million when compared to the second quarter of 2005, as a result of new acquisitions completed in the third quarter and the normalization of acquisitions completed in the second quarter. Total portfolio occupancy decreased by 0.4%, to 87.3% at September 30, 2005, primarily due to the return of scheduled short-term space occupied by bank tenants since the recent acquisitions of those properties. This vacancy creates opportunities for increased revenue from new leasing. Approximately 66,000 square feet of the new leasing activity occurred in portfolios purchased from Bank of America and Wachovia one year ago.

Mr. Blumenthal stated, "The success this quarter in leasing the Miami Lakes property demonstrates our ongoing focus on our property portfolio and core operations. The execution of this lease serves a dual purpose: it increases occupancy and highlights the attention we are applying to our top ten vacancies such as Harborside."

Portfolio and Tenant Overview

The following table provides portfolio statistics on the AFR portfolio as of September 30, 2005, with comparisons to the portfolio as of June 30, 2005. The portfolio statistics include 100% of the two properties (State Street Financial Center and 123 South Broad Street) owned by the Company in joint ventures. Similarly, these joint ventures are reported on a consolidated basis for GAAP accounting purposes.

--------------------------------------------------------------------------------
                                                         As of          As of
                                                     September 30,     June 30.
                                                         2005            2005
--------------------------------------------------------------------------------
Number of Properties                                     1,083          1,066
--------------------------------------------------------------------------------
-- Branches                                               598            579
--------------------------------------------------------------------------------
-- Office Buildings                                       485            487
--------------------------------------------------------------------------------
Number of States                                        39 & DC        38 & DC
--------------------------------------------------------------------------------
Total Square Feet                                     37,307,778      36,460,094
--------------------------------------------------------------------------------
-- Branches                                            4,485,774      4,422,202
--------------------------------------------------------------------------------
-- Office Buildings                                   32,822,004      32,037,892
--------------------------------------------------------------------------------
Overall Occupancy                                        87.3%          87.7%
--------------------------------------------------------------------------------
-- Branches                                              81.3%          81.7%
--------------------------------------------------------------------------------
-- Office Buildings                                      88.1%          88.5%
--------------------------------------------------------------------------------
% Rent from Financial Institutions                       87.1%          87.0%
--------------------------------------------------------------------------------
% Rent from "A" Rated Tenants                            85.0%          85.0%
--------------------------------------------------------------------------------
% Rent from Net Leases                                   85.2%          82.8%
--------------------------------------------------------------------------------
Lease Expirations (within 1 year)                        1.9%            4.0%
--------------------------------------------------------------------------------
Average Remaining Lease Term (years)                     13.6            13.6
--------------------------------------------------------------------------------
Average Remaining Debt Term (years)                      12.0            12.6
--------------------------------------------------------------------------------
% Fixed Rate Debt to Total Debt                          95.9%          98.0%
--------------------------------------------------------------------------------

Balance Sheet

The Company executed a renewal agreement of its existing Secured Line of Credit ("LOC"), with Deutsche Bank AG, Cayman Islands Branch, satisfying a significant refinancing requirement for 2006. This renewal was completed eleven months early under the same basic terms of the original LOC. The credit facility has been extended through October 2008 and increased by $100 million to a total borrowing limit of $400 million. In addition, the LOC was specifically structured to provide a financing mechanism for AFR's Formulated Price Contract program.

As of September 30, 2005, the Company had total indebtedness of approximately $3.1 billion, with a weighted average remaining term of 12.0 years and a weighted average interest rate (including amortized hedging costs) of 5.60%.

As of September 30, 2005, the Company had a ratio of total debt to enterprise value (debt and equity market capitalization) of approximately 62.6%, and a ratio of debt to total real estate investments and real estate intangibles (at cost) of approximately 70.0%.

"The early renewal of our acquisition credit line, (11 months earlier than the original LOC expiration) and its specific formula for financing our FPC acquisitions signifies our current focus on eliminating in advance, our 2006 refinancing obligations while at the same time enhancing our operations capabilities," said Dave Nettina, chief financial officer and chief real estate officer. "As we review our strategic plan for 2006, we will be turning our attention to other high amortizing debt for refinancing, in order to extend the term of this debt, while locking in historically low interest rates, enhancing the generation of free cash flow," added Mr. Nettina.

Business Outlook

American Financial has a policy to update guidance only in the event that it may be affected by a material change. The Company projects, after taking into account  the  additional  shares  issued  in May  2005,  its  shares  and  units outstanding on a full year weighted average basis should approximate 125.6 million shares. In consideration of this, the Company anticipates its full year AFFO results for 2005 to fall within the lower end of the same per share equivalent range as originally provided. Guidance for 2006 will be provided on or before November 15th.

Conference Call

Management will conduct a conference call and audio webcast at 1:00 p.m. ET on October 28, 2005 to review the Company's quarterly results. The conference call dial-in number is 303-262-2142. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com.

Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through November 4, 2005 by dialing 303-590-3000, passcode 11041733. An online archive of the webcast will be available through November 27, 2005 by accessing the Company's website at www.afrt.com.

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of the Company's operating performance and profitability. The Company includes gains and losses from property sales in its definition of FFO because it believes that strategic disposition of properties is a significant component of the Company's business model, and that gains and losses from dispositions demonstrate (in part) the Company's execution of its business model. FFO is a non-GAAP financial measure commonly used in the REIT industry, and therefore this measure may be useful in comparing the Company's performance with that of other REITs. However, the Company's definition of FFO differs from NAREIT FFO (which is also disclosed by the Company) and investors should take definitional differences into account when comparing FFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of FFO). Additionally, FFO and FFO per share should be evaluated along with GAAP net income and net income per share (the most directly comparable GAAP measures) in evaluating the performance of equity REITs.

The Company believes that AFFO is helpful to investors as a measure of its liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing the Company's liquidity position with that of other REITs. The Company's definition of AFFO differs from that of other equity REITs and investors should take definitional differences into account when comparing AFFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of AFFO).

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words "expects," "anticipates," "estimates," "intends," "believes" and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company's control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company's ability to maintain and increase occupancy; the Company's ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company's ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Financial Statements

The attached financial statements and data are presented to supplement the Company's audited and unaudited regulatory filings and should be read in conjunction with those filings. The unaudited financial data presented herein is provided from the perspective of timeliness to assist readers of quarterly and annual financial filings. This financial data was prepared prior to the Company's auditors completing their SAS 100 review. As such, data otherwise contained in future regulatory filings covering this same time period may differ from the data presented herein. The Company does not accept responsibility for highlighting these changes in its subsequent filings.

                         AMERICAN FINANCIAL REALTY TRUST

                           CONSOLIDATED BALANCE SHEETS
                    September 30, 2005 and December 31, 2004
            (Unaudited in thousands, except share and per share data)

                                                    September 30,   December 31,
                                                        2005            2004
                                                    ------------    -----------
Assets:
Real estate investments, at cost:
Land                                                 $   503,047    $   415,852
Buildings and improvements                             2,759,871      2,280,971
Equipment and fixtures                                   423,919        352,737
Leasehold interests                                        4,458          4,972
                                                     -----------    -----------
Total real estate investments, at cost                 3,691,295      3,054,532
Less accumulated depreciation                           (246,930)      (147,478)
                                                     -----------    -----------
Total real estate investments, net                     3,444,365      2,907,054
Cash and cash equivalents                                 63,213        110,607
Restricted cash                                           86,096         59,905
Marketable investments and accrued interest                3,424         24,272
Tenant and other receivables, net                         52,776         34,667
Prepaid expenses and other assets                         37,345         65,551
Assets held for sale                                      47,622        101,827
Intangible assets, net of accumulated
  amortization of $56,862 and $25,749                    679,263        590,341
Deferred costs, net of accumulated
  amortization of $13,014 and $7,637                      71,989         57,623
                                                     -----------    -----------
Total assets                                         $ 4,486,093    $ 3,951,847
                                                     -----------    -----------
Liabilities and Shareholders' Equity:
Mortgage notes payable                               $ 2,612,833    $ 2,008,554
Credit facilities                                         73,222        270,000
Convertible notes, net                                   446,082        445,926
Accounts payable                                           1,118          4,947
Accrued interest expense                                  20,656         24,510
Accrued expenses and other liabilities                    63,152         60,098
Dividends and distributions payable                       35,619         29,805
Below-market lease liabilities, net of
  accumulated amortization of $8,001
  and $3,396                                              66,625         59,232
Deferred revenue                                         148,527        105,745
Liabilities related to assets held for sale                2,951          7,972
                                                     -----------    -----------
Total liabilities                                      3,470,785      3,016,789
                                                     -----------    -----------
Minority interest                                         55,691         65,099
Shareholders' equity:
Preferred shares, 100,000,000 shares
  authorized at $0.001 per share, no
  shares issued and outstanding at
  September 30, 2005 and December 31, 2004                    --             --
Common shares, 500,000,000 shares
  authorized at $0.001 per share, 128,716,395
  and 111,001,935 issued and outstanding at
  September 30, 2005 and December 31, 2004                   129            111
Capital contributed in excess of par                   1,384,583      1,130,034
Deferred compensation                                    (15,304)       (16,518)
Accumulated deficit                                     (401,597)      (229,380)
Accumulated other comprehensive loss                      (8,194)       (14,288)
                                                     -----------    -----------
Total shareholders' equity                               959,617        869,959
                                                     -----------    -----------
Total liabilities and shareholders' equity           $ 4,486,093    $ 3,951,847
                                                     -----------    -----------

                         AMERICAN FINANCIAL REALTY TRUST

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             Three and Nine Months Ended September 30, 2005 and 2004
               (Unaudited and in thousands, except per share data)

                                                                  Three Months Ended        Nine Months ended
                                                                     September 30,             September 30,
                                                                ----------------------    ----------------------
                                                                   2005         2004        2005          2004
                                                                ---------    ---------    ---------    ---------
Revenues:
Rental income                                                   $  91,702    $  59,799    $ 258,041    $ 158,192
Operating expense reimbursements                                   52,878       20,332      142,977       53,510
Interest and other income, net                                      1,992          964        4,465        2,847
                                                                ---------    ---------    ---------    ---------
Total revenues                                                    146,572       81,095      405,483      214,549
                                                                ---------    ---------    ---------    ---------
Property operating expenses                                        72,712       33,800      203,443       84,339
                                                                ---------    ---------    ---------    ---------
Property net operating income                                      73,860       47,295      202,040      130,210
                                                                ---------    ---------    ---------    ---------
Marketing, general and administrative                               8,460        8,162       25,210       22,948
Broken deal costs                                                     227           --        1,167           --
Outperformance plan--contingent restricted share component             --         (764)          --       (5,238)
Severance and related accelerated amortization of deferred
compensation                                                           --           --        4,503        1,857
                                                                ---------    ---------    ---------    ---------
EBITDA                                                             65,173       39,897      171,160      110,643
                                                                ---------    ---------    ---------    ---------
Interest expense on mortgages and other debt                       44,589       24,122      120,260       57,883
Depreciation and amortization                                      48,172       27,175      130,075       72,197
                                                                ---------    ---------    ---------    ---------
Loss before net loss on investments, minority interest and
discontinued operations                                           (27,588)     (11,400)     (79,175)     (19,437)
Net loss on investments                                                --           (8)        (530)        (410)
                                                                ---------    ---------    ---------    ---------
Loss from continuing operations before minority interest          (27,588)     (11,408)     (79,705)     (19,847)
Minority interest                                                   1,036          477        3,661          933
                                                                ---------    ---------    ---------    ---------
Loss from continuing operations                                   (26,552)     (10,931)     (76,044)     (18,914)
                                                                ---------    ---------    ---------    ---------
Discontinued operations:
Loss from operations, net of minority interest
  of $11, $33, $69 and $76 for the three and
  nine months ended September 30, 2005 and 2004, respectively        (433)        (969)      (2,788)      (2,250)
Yield maintenance fees, net of minority interest of $1,
  $2, $4 and $103 for the three and nine months ended
  September 30, 2005 and 2004, respectively                           (52)         (51)        (172)      (3,060)
Net gains on disposals, net of minority interest of $42,
  $67, $158 and $280 for the three and nine months ended
  September 30, 2005 and 2004, respectively                         1,678        1,996        6,353        8,324
                                                                ---------    ---------    ---------    ---------
Income from discontinued operations                                 1,193          976        3,393        3,014
                                                                ---------    ---------    ---------    ---------
Net loss                                                        $ (25,359)   $  (9,955)   $ (72,651)   $ (15,900)
                                                                ---------    ---------    ---------    ---------
Basic and diluted income (loss) per share:
From continuing operations                                      $   (0.21)   $   (0.10)   $   (0.65)   $   (0.19)
From discontinued operations                                         0.01         0.01         0.03         0.03
                                                                ---------    ---------    ---------    ---------
Total basic and diluted loss per share                          $   (0.20)   $   (0.09)   $   (0.62)   $   (0.16)
                                                                ---------    ---------    ---------    ---------

Set forth below is a reconciliation of our calculations of FFO and AFFO to net loss (unaudited, in thousands except per share data):

                                                                               Three Months Ended        Nine Months Ended
                                                                                  September 30,             September 30,
                                                                             ---------------------     ---------------------
                                                                               2005         2004         2005         2004
                                                                             --------      -------     --------     --------
Funds from operations (NAREIT defined):
     Net loss                                                                $(25,359)     $(9,955)    $(72,651)    $(15,900)
     Add:
          Minority interest - Operating Partnership                              (638)        (395)      (2,040)        (658)
          Depreciation and amortization                                        45,407       27,452      123,014       73,461
          Amortization of fair market rental adjustment, net                       --           98           28          565
     Less:
          Non-real estate depreciation and amortization                          (415)        (205)      (1,040)        (508)
          Amortization of fair market rental adjustment, net                      (89)          --       (1,137)          --
          Net gains from disposals, net of income taxes                        (1,720)      (2,063)      (6,632)      (8,604)
                                                                             --------      -------     --------     --------
     Funds from operations (NAREIT defined)                                  $ 17,186      $14,932     $ 39,542     $ 48,356
                                                                             --------      -------     --------     --------
     Funds from operations - diluted per share                               $  0.131      $ 0.131     $  0.320     $  0.421
                                                                             --------      -------     --------     --------
------------------------------------------------------------------------------------------------------------------------------
Funds from operations (AFR defined):
     Funds from operations (NAREIT defined)                                  $ 17,186      $14,932     $ 39,542     $ 48,356
     Add:
          Net gains from disposals, net of income taxes                         1,720        2,063        6,632        8,604
                                                                             --------      -------     --------     --------
     Funds from operations (AFR defined)                                     $ 18,906      $16,995     $ 46,174     $ 56,960
                                                                             --------      -------     --------     --------
     Funds from operations - diluted per share                               $  0.144      $ 0.149     $  0.370     $  0.500
                                                                             --------      -------     --------     --------
------------------------------------------------------------------------------------------------------------------------------
Adjusted funds from operations:
     Funds from operations (AFR defined)                                     $ 18,906      $16,995     $ 46,174     $ 56,960
     Add:
          Non-real estate depreciation and amortization                           415           --        1,040           --
          Reverse straightline rental income                                   11,365        8,992       35,234       21,718
          Amortization of deferred compensation                                 2,528        2,230        8,078        6,842
          Amortization of deferred costs and interest rate cap adjustment       2,207        1,113        5,895        2,859
          Straightline fee income                                               1,154        4,482        2,952        8,468
          Accelerated amortization of deferred compensation - severance            --           --        3,026        1,857
     Less:
          Straightline rental income                                           (2,612)      (2,429)      (7,198)      (4,569)
          Tenant improvements and leasing commissions                              --         (458)          --         (839)
          Amortization of tenant improvements and leasing commissions            (657)          --       (1,657)          --
          OPP accrual - contingent restricted share component                      --         (764)          --       (5,238)
                                                                             --------      -------     --------     --------
     Adjusted funds from operations                                          $ 33,306      $30,161     $ 93,544     $ 88,058
                                                                             --------      -------     --------     --------
------------------------------------------------------------------------------------------------------------------------------
AFFO coverage ratio:
     Quarterly dividend                                                      $ 35,619      $29,805     $102,262     $ 87,972
     AFFO / quarterly dividend                                                  0.94x        1.01x        0.91x        1.00x